MGP INGREDIENTS REPORTS THIRD QUARTER 2017 RESULTS
Strong Premium Beverage Alcohol Net Sales Growth of 16%

ATCHISON, Kan., November 2, 2017 - MGP Ingredients, Inc. (Nasdaq/MGPI), a leading supplier of premium distilled spirits and specialty wheat proteins and starches, today reported results for the third quarter ended September 30, 2017.

2017 results compared to 2016

•	Third quarter consolidated net sales increased 8.1% to $86.3 million, as a result of growth in premium beverage alcohol and specialty ingredients.

•	Third quarter consolidated gross profit increased 23.2% to $18.6 million, reflecting stronger gross profit results in the Distillery Products segment.

•	Consolidated gross margin increased 270 basis points to 21.6% for the third quarter, reflecting a 430 basis point improvement in the Distillery Products segment.

•	Third quarter operating income declined 9.1% to $10.5 million, as a result of a decrease in other operating income recorded in the prior year quarter.

•	Equity method investment gain of $11.4 million reflects the pre-tax impact of the sale of the Company’s interest in Illinois Corn Processing, LLC ("ICP") during the third quarter.

•	Net income increased 48.3% to $14.1 million for the third quarter.

•
Third quarter earnings per share, calculated on the two-tier method, increased to $0.82 per share from $0.55 per share in the prior year period, primarily due to the net gain on the sale of ICP and improved operating performance.

"We are very pleased with the quarter, as we continue to make progress against our long-term strategic goals," said Gus Griffin, president and CEO of MGP Ingredients. "Year to date, our operating income growth rate, excluding items in other operating income recorded in the third quarter of 2016, is at the high end of our guidance."

Distillery Products Segment - Premium Beverage Alcohol Growth of 16% Drives Strong Segment Results

For the third quarter of 2017, net sales for the Distillery Products segment increased 8.5% to $72.3 million, driven by a 16.1% increase in net sales of premium beverage alcohol. Gross profit improved to $16.5 million, or 22.8% of net segment sales, compared with $12.4 million, or 18.5% of net segment sales in the third quarter 2016.

Griffin said, "We continued to see strong demand for our premium beverage alcohol products this quarter, supported by our ability to build strong partnerships with existing customers as well as attract new customers. The continued strong growth of our premium beverage alcohol business, and the resulting favorable mix shift, more than offset the continued soft pricing for our DDG ("Dried Distillers Grain") co-product, and delivered both revenue and margin growth."

Food Grade Alcohol	Net Sales Quarter Ended September 30,		Quarter vs. Quarter Net Sales Change Increase/(Decrease)
	2017	2016	$ Change	% Change
Premium Beverage Alcohol	$43,941	$37,843	$6,098	16.1%
Industrial Alcohol	19,310	19,114	196	1.0
Food Grade Alcohol	$63,251	$56,957	$6,294	11.1%

Ingredient Solutions - Specialty Wheat Proteins Grow 18%

For the 2017 third quarter, net sales in the Ingredient Solutions segment increased 5.8% to $14.0 million. Gross profit decreased to $2.1 million, or 15.2% of net segment sales, compared with $2.8 million, or 20.8% of net segment sales in the third quarter 2016.

Griffin said, "We are particularly pleased with the progress and growth of our TruTex textured wheat protein business.  The gains in our specialty wheat protein business were offset primarily by lower plant efficiencies, which we believe are temporary in nature."

Other

Corporate selling, general and administrative expenses were $8.2 million for the third quarter 2017 compared to $7.0 million in the third quarter 2016, primarily due to an increase in personnel costs, professional fees, and advertising and promotion, primarily to support the brands initiative.

MGP’s gain on the sale of the equity method investment of $11.4 million reflects the pre-tax impact of the previously announced sale of the equity investment in ICP.

The corporate effective tax rate for the quarter was 34.6% compared with 19.5% a year ago. In the 2016 third quarter, the Company realized a gain from the adoption of an accounting standard (ASU 2016-09) that provided a tax benefit related to accounting for share-based compensation.

Earnings per share grew to $0.82 for the third quarter 2017, compared with $0.55 for the third quarter 2016, reflecting the sale of ICP of $0.44, as well as continued improved performance from operations, offset by the impact of a higher tax rate.

2017 and Long Term Guidance

MGP is offering the following guidance for fiscal 2017 and beyond.

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Reconfirming previous guidance, operating income is expected to grow between 10% and 15% annually from 2016 through 2018. This guidance excludes the gain from the sale of equity interest in ICP and the gain from a favorable litigation settlement and asset sale gain recorded in the third quarter of 2016.

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Recognizing the difficulty of projecting three years in the future, our conservative estimate of growth in operating income in 2019 is 15% to 20% as sales of aged whiskey inventory becomes a more significant factor.

•	Moderate growth is expected in net sales in 2017, subject to some volatility as the Company continues to shift sales from industrial to premium beverage alcohol.

•	2017 gross margins are expected to continue to grow versus 2016.

•	2017 effective tax rate is forecast to be 29%, and shares outstanding are expected to be approximately 16.8 million at year end.

Conclusion

"Year to date, our results underscore the significant opportunities afforded by our long term strategy,” Griffin added. “The divestiture of ICP, as reflected in our results this quarter, allows us to further sharpen our focus on our key growth platforms. We continue to make progress against that strategy by expanding our premium beverage alcohol product offerings, capabilities and sales coverage. At the same time, we continue to invest in building our inventory of aged whiskey, and remain well positioned to meet our partners' needs and support the growth of the category. The value of that inventory, at cost, now totals $58.6 million.”

“Finally, while still very early, we continue to be pleased with the progress of our brands initiative, as we focus on developing both our organization and brand portfolio.  As recently announced, we will ship our limited edition Remus Repeal Reserve later this month,” Griffin concluded.

About MGP Ingredients, Inc.
MGP is a leading producer and supplier of premium distilled spirits and specialty wheat proteins and starches. Distilled spirits include premium bourbon and rye whiskeys, gins and vodkas, which are carefully crafted through a combination of art and science and backed by over 150 years of experience. The Company's proteins and starches are created in the same manner and provide a host of functional, nutritional and sensory benefits for a wide range of food products. MGP additionally is a top producer of high quality industrial alcohol for use in both food and non-food applications. The Company is headquartered in Atchison, Kansas, where distilled alcohol products and food ingredients are produced. Premium spirits are also distilled and matured at the Company facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information. All statements, other than statements of historical facts, included in this news release regarding the prospects of our industry and our prospects, plans, financial position, business strategy, guidance on growth in operating income, net sales, gross margin, and future effective tax rate may constitute forward-looking statements. In addition, forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives or variations of these terms or similar terminology. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance, and Company financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility or our Indiana facility, (ii) the availability and cost of grain and flour, and fluctuations in energy costs, (iii) the effectiveness of our grain purchasing program to mitigate our exposure to commodity price fluctuations, (iv) the effectiveness or execution of our strategic plan, (v) potential adverse effects to operations and our system of internal controls related to the loss of key management personnel, (vi) the competitive environment and related market conditions, (vii) the ability to effectively pass raw material price increases on to customers, (viii) our ability to maintain compliance with all applicable loan agreement covenants, (ix) our ability to realize operating efficiencies, (x) actions of governments, and (xi) consumer tastes and preferences. For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery Products and Ingredient Solutions segments, see Item 1A. Risk Factors of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.

For More Information
Investors & Analysts:
Mike Houston
313-309-9506 or Investor.Relations@mgpingredients.com

Media:
Greg Manis
913-360-5440 or greg.manis@mgpingredients.com

MGP INGREDIENTS, INC.
OPERATING INCOME ROLLFORWARD

Operating income quarter-versus-quarter	Operating Income	Change
Operating income for the quarter ended September 30, 2016	$11,525
Increase in gross profit - distillery products segment	4,137	35.9	pp(a)
Decrease in gross profit - ingredient solutions segment	(633)	(5.5)	pp
Decrease in other operating income, net	(3,385)	(29.3)	pp
Increase in SG&A expenses	(1,173)	(10.2)	pp
Operating income for the quarter ended September 30, 2017	$10,471	(9.1)%

(a) Percentage points ("pp").

Operating income year to date-versus-year to date	Operating Income	Change
Operating income for the year to date period ended September 30, 2016	$31,377
Increase in gross profit - distillery products segment	8,190	26.1	pp(a)
Increase in gross profit - ingredient solutions segment	603	1.9	pp
Decrease in other operating income, net	(3,385)	(10.8)	pp
Increase in SG&A expenses	(4,408)	(14.0)	pp
Operating income for the year to date period ended September 30, 2017	$32,377	3.2%

(a) Percentage points ("pp").

MGP INGREDIENTS, INC.
EARNINGS PER SHARE ROLLFORWARD

Change in basic and diluted earnings per share quarter-versus-quarter	Basic and Diluted EPS	Change
Basic and diluted earnings per share for the quarter ended September 30, 2016	$0.55
Change in operations(a)	0.09	16.4	pp(b)
Change in other operating income, net(a)	(0.14)	(25.5)	pp
Change in gain on sale of equity method investment	0.44	80.0	pp
Change in equity method investment earnings (loss)(a)	(0.03)	(5.5)	pp
Tax: Net effect of ASU 2016-09	(0.08)	(14.5)	pp
Change in income attributable to participating securities	(0.01)	(1.8)	pp
Basic and diluted earnings per share for the quarter ended September 30, 2017	$0.82	49.1%

(a)	Changes are net of tax based on the effective tax rate for the base year (2016), excluding the effect of the ASU 2016-09 adoption on the 2016 rate.

(b)	Percentage points ("pp").

Change in basic and diluted earnings per share year to date period-versus-year to date period	Basic and Diluted EPS	Change
Basic and diluted earnings per share for the year to date period ended September 30, 2016	$1.33
Change in operations(a)	0.18	13.5	pp(b)
Change in other operating income, net(a)	(0.13)	(9.7)	pp
Change in gain on sale of equity method investment	0.44	33.1	pp
Change in equity method investment earnings (loss)(a)	(0.10)	(7.5)	pp
Change in weighted average shares outstanding	(0.01)	(0.8)	pp
Change in income attributable to participating securities	(0.01)	(0.8)	pp
Basic and diluted earnings per share for the year to date period ended September 30, 2017	$1.70	27.8%

(a)	Changes are net of tax based on the effective tax rate for the base year (2016), excluding the effect of the ASU 2016-09 adoption on the 2016 rate.

(b)	Percentage points ("pp").

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter Ended		Year to Date Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Sales	$87,852	$83,711	$267,089	$243,076
Less: excise taxes	1,519	3,820	7,834	5,958
Net sales	86,333	79,891	259,255	237,118
Cost of sales	67,708	64,770	202,764	189,420
Gross profit	18,625	15,121	56,491	47,698
Selling, general and administrative expenses	8,154	6,981	24,114	19,706
Other operating income, net	—	(3,385)	—	(3,385)
Operating income	10,471	11,525	32,377	31,377
Gain on sale of equity method investment	11,381	—	11,381	—
Equity method investment earnings (loss)	—	664	(348)	2,260
Interest expense, net	(224)	(341)	(934)	(980)
Income before income taxes	21,628	11,848	42,476	32,657
Income tax expense	7,491	2,316	13,292	9,758
Net income	$14,137	$9,532	$29,184	$22,899

Income attributable to participating securities	414	294	806	711
Net income attributable to common shareholders and used in EPS calculation	$13,723	$9,238	$28,378	$22,188

Share information:
Diluted weighted average common shares	16,751,346	16,653,717	16,735,378	16,626,024

Basic and diluted earnings per common share	$0.82	$0.55	$1.70	$1.33
Dividends and dividend equivalents per common share	$0.89	$0.02	$0.97	$0.10

MGP INGREDIENTS, INC.
CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	September 30, 2017	December 31, 2016	(Dollars in thousands)	September 30, 2017	December 31, 2016
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$7,113	$1,569	Current maturities of long-term debt	$368	$4,359
Receivables	37,451	26,085	Accounts payable	20,710	20,342
Inventory	89,652	78,858	Accounts payable to affiliate, net	—	3,349
Prepaid expenses	2,508	1,684	Accrued expenses	9,715	8,945
Refundable income taxes	233	2,705
Total Current Assets	136,957	110,901	Total Current Liabilities	30,793	36,995
			Other Liabilities:
			Long-term debt, less current maturities	21,496	16,218
			Revolving credit facility	12,296	15,424
Property and equipment	255,974	246,219	Deferred credits	2,361	2,978
Less accumulated depreciation and amortization	(161,540)	(153,428)	Accrued retirement, health and life insurance benefits	3,381	3,604
Net Property, Plant			Deferred income taxes	3,788	3,432
and Equipment	94,434	92,791	Other noncurrent liabilities	465	393
Equity method investments	—	18,934	Total Liabilities	74,580	79,044
Other assets	2,626	2,710	Stockholders’ equity	159,437	146,292
TOTAL ASSETS	$234,017	$225,336	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$234,017	$225,336